                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                      -----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): May 13, 2002


                          HANOVER COMPRESSOR COMPANY

              (Exact Name of Registrant as Specified in Charter)


              Delaware                          1-13071                     76-0625124
  (State or Other Jurisdiction of          (Commission File               (IRS Employer
           Incorporation)                        Number                 Identification No.)

     12001 North Houston Rosslyn                                               77086
       Houston, Texas  77086                                                 (Zip Code)
(Address of Principal Executive Offices)

               Registrant's telephone number, including area code: (281) 447-8787

ITEM 5.  OTHER EVENTS.

Hanover Compressor Company (NYSE: HC), a leading provider of outsourced natural gas compression services, today reported higher revenues but lower cash flow and earnings per share for the first quarter ended March 31, 2002, compared with the same period a year earlier. The lower results reflected reduced capital spending by gas producers, the effect of currency devaluations in Argentina and Venezuela and recent currency related legislative changes in Argentina.

First quarter total revenue was $260.9 million compared with $229.9 million a year earlier. Cash flow (net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization) declined 6 percent to $65.5 million compared with $69.5 million for the same quarter a year earlier. Net income was $5.0 million or $0.06 per fully diluted share, compared with $19.8 million or $0.27 per fully diluted share for the same period year over year. First quarter 2002 net income reflects a charge of $0.12 per fully diluted share for the impact of foreign currency translation. Cash flow excluding the impact of translation related charges was $80.3 million for first quarter 2002 compared with $69.6 million for the same period in 2001. Earnings before currency translation related charges were $14.7 million or $0.18 per fully diluted share, compared with $19.7 million or $0.27 per fully diluted share a year earlier. Fully diluted shares for the quarter ended March 31, 2002 were 82.2 million compared with 75.9 million for the year earlier period.

The Company's first quarter 2002 results included the negative impact of foreign currency translation mainly resulting from its Venezuela and Argentina operations totaling approximately $9.7 million after tax, or $0.12 per fully diluted share which includes the effect of currency devaluation and a legislative change in Argentina. In early January 2002, the Argentine government announced that liabilities owned in U.S. dollars could be paid with Argentine pesos on a one-for-one basis plus an 'equitable adjustment' as agreed by the parties. As a result, the translation adjustment included a write down of the Company's outstanding accounts receivable in Argentina relating to revenue earned prior to December 31, 2001 as well as relating to revenue earned during the first quarter of 2002. On a go-forward basis, the Company expects that translation adjustments related to accounts receivable generally will relate to only one quarter of revenue. The Company has renegotiated two of its eleven customer contracts in Argentina and expects to renegotiate the remaining nine contracts before the end of the third quarter. While Hanover has not finalized negotiations with its customers, the Company believes that the eventual settlements will partially mitigate the unfavorable financial impact recorded in the first quarter of 2002. Currently, Hanover's presence in Argentina is comprised of approximately 162,000 horsepower, which represents 5% of the Company's fleet.

First quarter 2002 results included a benefit from Hanover's adoption of Financial Accounting Standard 142 "Goodwill and Other Intangible Assets", which eliminates the amortization of goodwill. As a result, the first quarter 2002 results reflect a reduction in amortization expense of $2.4 million ($1.5 million after tax) from the same period last year. The Company's first quarter 2002 results were also impacted by a change regarding the estimated useful life of certain types of the Company's compression equipment. This change in estimate was previously announced in the Company's third quarter 2001 earnings release. The favorable net impact of this change for the first quarter 2002 was approximately $2.0 million or $0.02 per share.

Compression rental revenues for the quarter grew 61% over the first quarter 2001 to $128.9 million. Gross profit margins for the compression rental segment in the first quarter of 2001 and 2002 were 67%. Related compression parts and service segment revenues increased 34% over the first quarter a year ago to $67.6 million, delivering gross profit margins of 17% for the quarter 2002 versus 41% in the first quarter 2001. Compressor fabrication revenue decreased 52% over the same quarter a year earlier to $26.1 million. Compressor fabrication gross profit margin for the quarter was 14%, versus 15% in the first quarter 2001. Production and processing equipment fabrication revenue was $33.1 million compared with $41.6 million in the year earlier quarter, while that business segment generated gross profit margins of 14% for the quarter compared with 19% in the first quarter 2001. On a consolidated basis, Hanover's cash flow margin for the first quarter was 25%, or excluding the impact of translation related charges 31%, compared with 30% for the prior year period.

The Company's rental fleet totaled approximately 3.6 million horsepower at March 31, 2002 an increase of 46% over March 2001, reflecting the impact of both acquisitions and continued organic growth in customer demand for outsourced compression services. The Company's capital expenditures in the first quarter of 2002 totaled approximately $80 million before inventory increases.

The Company remains confident in the fundamental strength of its business and believes that long-term growth will be driven by a return to capital expansion in the industry, increased efficiency in Hanover's operations and further integration of the businesses Hanover acquired in 2001. In view of the uncertainties that arose in South America and the unexpected decrease in discretionary capital spending by the Company's customers in the first quarter of 2002, the Company is reevaluating its budgets and forecasts for the remainder of 2002 and expects to provide an update to its previous guidance at the end of that process (which the Company hopes to complete in June 2002).

A copy of the press release issued by Hanover with respect to these matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

     (a)   Financial Statements of Business Acquired.

           Not applicable.

     (b)   Pro Forma Financial Information.

           Not applicable.

     (c)   Exhibits.

           99.1     Press Release issued May 13, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             HANOVER COMPRESSOR COMPANY

Date: May 13, 2002                       By: /s/ Michael J. McGhan
                                             -----------------------------------
                                             Name:  Michael J. McGhan
                                             Title: President and Chief
                                                    Executive Officer

                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------
99.1              Press Release issued May 13, 2002